200 Munsonhurst Road

Franklin, NJ 07416

SUSSEX BANCORP ANNOUNCES FIRST QUARTER RESULTS FOR 2012

FRANKLIN, NEW JERSEY – May 4, 2012 – Sussex Bancorp (the “Company”) (NasdaqGM: SBBX), the holding company for Sussex Bank (the “Bank”) today announced a net loss of $195 thousand for the quarter ended March 31, 2012 as compared to net income of $694 thousand for the same period in 2011. The net loss was largely attributed to write-downs of $615 thousand on foreclosed real estate properties recognized during the first quarter of 2012, which was a $470 thousand increase from the same period last year. “The prospective sale of our largest foreclosed real estate property that is comprised mostly of developable land is a positive step towards reducing our legacy nonperforming assets, despite incurring a loss,” said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank. Mr. Labozzetta added, “Reducing our problem assets will remain our primary focus for 2012 and we see significant progress in this area.”

“This quarter, we also experienced downward pressure on our net interest margin and operating results due to excess liquidity that resulted from strong growth in our core deposits that outpaced loan growth. The enhancements we made to our commercial lending division along with our new loan production office has substantially improved our loan production and as these loans close the excess liquidity will be invested, positively impacting the net interest margin and operating results,” said Mr. Labozzetta.

First Quarter 2012 Highlights

•	Net interest income (tax equivalent basis) decreased $394 thousand, or 8.7%, to $4.1 million in the quarter ended March 31, 2012, compared to the first quarter of 2011. The decline was largely due to a decline in the net interest margin.

•	Net interest margin (tax equivalent basis) was 3.51% for the quarter ended March 31, 2012, down 8 basis points on a linked quarter basis and was 62 basis points lower than the same period last year. The declines were largely attributed to increased liquidity and a decline in loan yields.

•	Provision for loan losses increased $21 thousand, or 2.5%, to $860 thousand for the quarter ended March 31, 2012 as compared to the first quarter of 2011.

•	Non-interest income increased $79 thousand, or 6.3%, to $1.3 million for the quarter ended March 31, 2012. The increase was driven by higher gains on the sales of securities and loans held for sale, which grew by $59 thousand and $47 thousand, respectively, for the quarter ended March 31, 2012 as compared to the first quarter of 2011. Service charges on deposits decreased by $41 thousand for the quarter ended March 31, 2012 to partly offset the aforementioned increases.

•	Non-interest expense increased $1.1 million, or 27.2% to $4.9 million for the quarter ended March 31, 2012. The increase was largely attributed to higher write-downs and expenses related to foreclosed real estate of $539 thousand and higher salary and employee benefits of $417 thousand mostly due to additional commercial lending staff, increased benefit costs and severance costs for a former executive. The aforementioned increases were in part offset by a decline in FDIC assessments of $89 thousand.

•	Segment reporting

o	Our insurance subsidiary, Tri-State Insurance Agency, Inc., reported net income before taxes of $39 thousand for the quarter ended March 31, 2012 as compared to net income before taxes of $110 thousand for the same period last year. The decline was largely attributed to lower contingency fee income, which was partially offset by a 14% increase in insurance commission income.

•	Balance sheet

o	Total assets increased 1.2% compared to December 31, 2011 driven by deposit growth.

o	Gross loans decreased 1.3% compared to December 31, 2011. The loan pipe line at March 31, 2012 continues to build as it increased to above $70.0 million with fundings expected to begin during the second quarter of 2012.

o	Total deposits increased $6.7 million, or 1.6%, due to an increase in core deposits of $8.3 million, or 2.6%, offset by a decrease in time deposits of $1.6 million, or 1.4%, compared to December 31, 2011.

•	Credit Quality

o	Total classified/criticized/foreclosed assets increased $706 thousand, or 1.4%, to $50.3 million at March 31, 2012 from $49.6 million at December 31, 2011 and has declined 15.6% from $59.6 million at March 31, 2011 and 19.9% from a historical high of $62.8 million at March 31, 2010. The increase on a linked quarter basis was principally due to one borrowing relationship of $1.5 million that was downgraded during the first quarter of 2012.

o	Non-performing assets were higher by $1.1 million on a linked quarter basis for March 31, 2012 as compared to December 31, 2011. Non-performing assets as a percent of total assets were 6.7% and 6.5% at March 31, 2012 and December 31, 2011, respectively.

o	The allowance for loan losses totaled $7.6 million at March 31, 2012, or 2.27% of total loans as compared to $7.2 million, or 2.12% of total loans, at December 31, 2011.

•	Capital adequacy

o	At December 31, 2011, the leverage, Tier I risk-based capital and total risk-based capital ratios for the Bank were 9.19%, 13.18% and 14.45%, respectively, all in excess of the ratios required to be deemed “well-capitalized.”

First Quarter 2012 Financial Results

The Company reported a net loss of $195 thousand for the first quarter of 2012 as compared to net income of $694 thousand for the same period in 2011. Basic and diluted loss per share for the three months ended March 31, 2012 were $0.06 compared to the basic and diluted earnings per share of $0.21 for the comparable period of 2011. The net loss was largely attributed to write-downs of $615 thousand on foreclosed real estate properties recognized during the first quarter of 2012, which was a $470 thousand increase from the same period last year.

Net Interest Income

Net interest income, on a fully tax equivalent basis, decreased $394 thousand, or 8.7%, to $4.1 million for the quarter ended March 31, 2012, as compared to the same period in 2011. The decrease in net interest income was largely due to a decline in the net interest margin of 62 basis points to 3.51% for the first quarter of 2012 as compared to the same period in 2011. The decline in the net interest margin was mostly due to lower yields on loans and securities and an increase in cash balances (other interest earning assets with average rate of 0.20%) resulting from deposit growth ($28.2 million on average) and a decline in the loan portfolio ($6.1 million on average) for the first quarter 2012 as compared to same period last year. Total average interest earning assets increased $29.0 million, or 6.5%, for the first quarter of 2012 as compared to the same period last year.

Provision for Loan Losses

Provision for loan losses increased $21 thousand, or 2.5%, to $860 thousand for the quarter ended March 31, 2012 as compared to $839 thousand for the same period in 2011.

Non-interest Income

The Company reported an increase in non-interest income of $79 thousand, or 6.3%, to $1.3 million for the quarter ended March 31, 2012. The increase in non-interest income was largely due to $59 thousand in gain on sale of securities and a $47 thousand gain on sale of loans held for sale. The security gains recognized in the first quarter of 2012 was largely driven by the execution of two security strategies. The Company sold $1.9 million in private label collateralized mortgage obligations with deteriorating credit profiles for a net gain of $8 thousand and $2.9 million in adjustable rate mortgage backed securities with an average balance of $122 thousand for a net gain of $49 thousand. The aforementioned increases were partly offset by a $41 thousand decrease in service charges on deposit accounts for the quarter ended March 31, 2012 as compared to the same period last year.

Non-interest Expense

The Company’s non-interest expenses increased $1.1 million, or 27.2%, to $4.9 million for the quarter ended March 31, 2012. The increase for the first quarter of 2012 versus the same period in 2011 was largely due to a $539 thousand increase in write-downs and expenses related to foreclosed real estate and a $417 thousand increase in salaries and employee benefits. The increase in write-downs and expenses related to foreclosed real estate was principally due to the potential sale of our largest foreclosed asset scheduled for disposition during the second quarter. The increase in salaries and employee benefits was mostly attributed to costs of $160 thousand related to the hiring of additional commercial lenders and support staff, higher medical benefit costs and severance costs of $110 thousand for a former executive during the first quarter of 2012 as compared to the same quarter in 2011. The aforementioned increases were in part offset by a decline in FDIC assessments of $89 thousand.

Financial Condition Comparison

At March 31, 2012, the Company’s total assets were $513.2 million, an increase of $6.2 million, or 1.2%, as compared to total assets of $507.0 million at December 31, 2011. The increase in total assets was largely driven by deposit growth resulting in higher interest-bearing deposits with other banks. The Company’s total deposits increased 1.6% to $432.1 million at March 31, 2012 from $425.4 million at December 31, 2011. The increase in deposits was driven by growth in core deposits (non-interest bearing deposits, NOW, savings and money market accounts) of $8.3 million, or 2.6%, offset by a decrease in time deposits of $1.6 million, or 1.4%, for March 31, 2012 as compared to December 31, 2011.

Total loans receivable, net of unearned income, decreased $4.3 million, or 1.3%, to $335.4 million at March 31, 2012 from $339.7 million at year-end 2011. The Company’s security portfolio, which includes securities available for sale and securities held to maturity, increased $5.1 million, or 5.0%, to $105.6 million at March 31, 2012 as compared to $100.6 million at December 31, 2011.

At March 31, 2012, the Company’s total stockholders’ equity was $39.9 million, unchanged when compared to December 31, 2011.

Asset and Credit Quality

The overall credit quality of the Company is showing signs of improvement although our classified/criticized/foreclosed assets increased $706 thousand, or 1.4%, principally due to one borrowing relationship of $1.5 million that was downgraded and subsequently upgraded in the second quarter of 2012. Adjusting for the improvement, our classified/criticized/foreclosed assets decreased 1.5%. Our classified/criticized/foreclosed assets totaled $50.3 million at March 31, 2012 as compared to $49.6 million at December 31, 2011 and have declined 19.9% from a historical high of $62.8 million at March 31, 2010. Loans internally rated “Substandard,” “Doubtful” or “Loss” are considered classified assets, while loans rated as “Special Mention” are considered criticized. Such risk ratings are consistent with the classification system used by regulatory agencies and are consistent with industry practices.

Non-performing assets, which include non-accrual loans, performing troubled debt restructured loans and foreclosed assets, increased $1.1 million to $34.3 million at March 31, 2012 as compared to $33.2 million at December 31, 2011. The ratio of non-performing assets to total assets for March 31, 2012 and December 31, 2011 were 6.7% and 6.5%, respectively. The increase was largely due to one borrowing relationship that totaled $3.8 million that was previously classified and became non-accrual during the first quarter of 2012. The increase was partly offset by a $1.3 million reduction in trouble debt restructured loans and non-performing loans that returned to performing status or were paid off during the period. The allowance for loan losses was $7.6 million, or 2.27% of total loans, at March 31, 2012 compared to $7.2 million, or 2.11% of total loans, at December 31, 2011.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and through its nine branch offices located in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York; a loan production office in Rochelle Park, New Jersey and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the company's Web site at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO

Steven Fusco, SVP/CFO

973-827-2914

SUSSEX BANCORP
SUMMARY FINANCIAL HIGHLIGHTS
(In Thousands, Except Percentages and Per Share Data)
(Unaudited)

				3/31/12 VS.
	3/31/2012	12/31/2011	3/31/2011	3/31/2011	12/31/2011
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$107,482	$102,418	$83,503	28.7%	4.9%
Total loans	335,434	339,705	343,474	(2.3)%	(1.3)%
Allowance for loan losses	(7,617)	(7,210)	(7,226)	5.4%	5.6%
Total assets	513,184	506,953	468,892	9.4%	1.2%
Total deposits	432,074	425,376	390,231	10.7%	1.6%
Total borrowings and junior subordinated debt	38,887	38,887	38,887	-%	-%
Total shareholders' equity	39,903	39,902	37,511	6.4%	0.0%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$4,112	$4,251	$4,506	(8.7)%	(3.3)%
Provision for loan losses	860	618	839	2.5%	39.2%
Total other income	1,324	1,331	1,245	6.3%	(0.6)%
Total other expenses	4,910	4,199	3,860	27.2%	16.9%
Provision (benefit) for income taxes	(265)	102	209	(226.6)%	(359.8)%
Taxable equivalent adjustment (a)	126	148	149	(15.2)%	(14.6)%
Net income (loss)	$(195)	$515	$694	(128.1)%	(137.9)%

Net income (loss) per common share - Basic	$(0.06)	$0.16	$0.21	(128.6)%	(137.5)%
Net income (loss) per common share - Diluted	$(0.06)	$0.15	$0.21	(128.6)%	(140.0)%

Return on average assets	(0.15)%	0.41%	0.59%	(126.3)%	(137.6)%
Return on average equity	(1.95)%	5.22%	7.52%	(125.9)%	(137.3)%
Efficiency ratio (b)	92.48%	77.27%	68.91%	34.2%	19.7%
Net interest margin (tax equivalent)	3.51%	3.59%	4.13%	(15.1)%	(2.4)%

SHARE INFORMATION:
Book value per common share	$11.76	$11.83	$11.16	5.4%	(0.6)%
Outstanding shares- period ending	3,393	3,373	3,362	0.9%	0.6%
Average diluted shares outstanding (year to date)	3,256	3,326	3,318	(1.9)%	(2.1)%

CAPITAL RATIOS:
Total equity to total assets	7.78%	7.87%	8.00%	(2.8)%	(1.2)%
Leverage ratio (c)	9.19%	9.29%	9.41%	(2.3)%	(1.1)%
Tier 1 risk-based capital ratio (c)	13.18%	12.98%	12.55%	5.0%	1.5%
Total risk-based capital ratio (c)	14.45%	14.24%	13.81%	4.6%	1.5%

ASSET QUALITY AND RATIOS:
Non-accrual loans	$27,184	$24,283	$25,086	8.4%	11.9%
Troubled debt restructured loans (d)	2,084	3,411	1,315	58.5%	(38.9)%
Foreclosed real estate	5,001	5,509	2,080	140.4%	(9.2)%
Non-performing assets	$34,269	$33,203	$28,481	20.3%	3.2%

Loans 90 days past due and still accruing	$983	$803	$136	622.8%	22.4%
Charge-offs, net (quarterly)	$453	$803	$10	4,430.0%	(43.6)%
Charge-offs, net as a % of average loans (annualized)	0.54%	0.96%	0.01%	4,512.7%	(43.6)%
Non-accrual loans to total loans	8.10%	7.15%	7.30%	10.96%	13.37%
Non-performing assets to total assets	6.68%	6.55%	6.07%	9.9%	2.0%
Allowance for loan losses as a % of non-performing loans	26.03%	26.03%	27.37%	(4.91)%	(0.04)%
Allowance for loan losses to total loans	2.27%	2.12%	2.10%	7.9%	7.0%

(a) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b) Efficiency ratio calculated non-interest expense divided by net interest income plus non-interest income
(c) Sussex Bank capital ratios
(d) Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)
(Unaudited)

ASSETS	March 31, 2012	December 31, 2011

Cash and due from banks	$6,240	$3,903
Interest-bearing deposits with other banks	37,844	33,597
Cash and cash equivalents	44,084	37,500

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	100,917	96,361
Securities held to maturity	4,728	4,220
Federal Home Loan Bank Stock, at cost	1,837	1,837

Loans receivable, net of unearned income	335,434	339,705
Less: allowance for loan losses	7,617	7,210
Net loans receivable	327,817	332,495

Foreclosed real estate	5,001	5,509
Premises and equipment, net	6,910	6,778
Accrued interest receivable	1,784	1,735
Goodwill	2,820	2,820
Bank owned life insurance	11,245	11,142
Other assets	5,941	6,456

Total Assets	$513,184	$506,953

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$44,640	$44,762
Interest bearing	387,434	380,614
Total Deposits	432,074	425,376

Borrowings	26,000	26,000
Accrued interest payable and other liabilities	2,320	2,788
Junior subordinated debentures	12,887	12,887

Total Liabilities	473,281	467,051

Total Stockholders' Equity	39,903	39,902

Total Liabilities and Stockholders' Equity	$513,184	$506,953

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
INTEREST INCOME
Loans receivable, including fees	$4,450	$4,784
Securities:
Taxable	320	365
Tax-exempt	245	292
Federal funds sold	-	1
Interest bearing deposits	17	3
Total Interest Income	5,032	5,445

INTEREST EXPENSE
Deposits	719	769
Borrowings	265	265
Junior subordinated debentures	62	54
Total Interest Expense	1,046	1,088

Net Interest Income	3,986	4,357
PROVISION FOR LOAN LOSSES	860	839
Net Interest Income after Provision for Loan Losses	3,126	3,518

OTHER INCOME
Service fees on deposit accounts	275	316
ATM and debit card fees	137	122
Bank owned life insurance	103	104
Insurance commissions and fees	599	615
Investment brokerage fees	36	31
Gain on sale of loans, held for sale	47	-
Gain on sale of securities, available for sale	59	-
Gain on sale of fixed assets	1	-
Gain (loss) on sale of foreclosed real estate	2	(11)
Other	65	68
Total Other Income	1,324	1,245

OTHER EXPENSES
Salaries and employee benefits	2,424	2,007
Occupancy, net	362	381
Furniture, equipment and data processing	354	300
Advertising and promotion	71	43
Professional fees	158	127
Director fees	106	67
FDIC assessment	167	256
Insurance	53	56
Stationary and supplies	45	43
Loan collection costs	134	115
Write-down on foreclosed real estate	615	145
Expenses related to foreclosed real estate	93	24
Amortization of intangible assets	2	3
Other	326	293
Total Other Expenses	4,910	3,860

Income (loss) before Income Taxes	(460)	903
PROVISION (BENEFIT) FOR INCOME TAXES	(265)	209
Net Income (Loss)	$(195)	$694

EARNINGS (LOSS) PER SHARE
Basic	$(0.06)	$0.21
Diluted	$(0.06)	$0.21

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2012			2011
	Average		Average	Average		Average
Earning Assets:	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Securities:
Tax exempt (3)	$24,686	$371	6.04%	$30,023	$441	5.96%
Taxable	77,506	320	1.66%	59,427	365	2.49%
Total securities	102,192	691	2.72%	89,450	806	3.66%
Total loans receivable (4)	335,558	4,450	5.33%	341,682	4,784	5.68%
Other interest-earning assets	33,837	17	0.20%	11,485	4	0.15%
Total earning assets	471,587	$5,158	4.40%	442,617	$5,594	5.13%

Non-interest earning assets	41,203			36,429
Allowance for loan losses	(7,543)			(6,813)
Total Assets	$505,247			$472,233

Sources of Funds:
Interest bearing deposits:
NOW	$92,293	$51	0.22%	$80,689	$114	0.57%
Money market	17,560	20	0.47%	13,410	19	0.56%
Savings	163,130	206	0.51%	170,601	297	0.71%
Time	109,951	441	1.61%	90,024	339	1.53%
Total interest bearing deposits	382,934	719	0.75%	354,724	769	0.88%
Borrowed funds	26,000	265	4.03%	28,604	265	3.70%
Junior subordinated debentures	12,887	62	1.91%	12,887	54	1.69%
Total interest bearing liabilities	421,821	$1,046	1.00%	396,215	$1,088	1.11%

Non-interest bearing liabilities:
Demand deposits	41,314			36,810
Other liabilities	2,012			2,293
Total non-interest bearing liabilities	43,326			39,103
Stockholders' equity	40,100			36,915
Total Liabilities and Stockholders' Equity	$505,247			$472,233

Net Interest Income and Margin (5)		4,112	3.51%		4,506	4.13%
Tax-equivalent basis adjustment		(126)			(149)
Net Interest Income		$3,986			$4,357

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets